MIDDLESEX WATER  RECEIVES BPU APPROVAL FOR
RATE INCREASE

ISELIN, NJ  (October 30, 2007)   Middlesex Water Company (NASDAQ Global Select Market: MSEX), a provider of water, wastewater and related services, has announced it has received approval from the New Jersey Board of Public Utilities (BPU) for a 9.1%, or $5.0 million overall increase in base water rates on an interim basis. The rate increase, resulting from a settlement among the parties to the proceeding, has been categorized as “interim” until one of the intervening municipal utilities authorities in the matter formally acts on this settlement agreement at their next scheduled public meeting. The rate increase is effective October 26, 2007.
Middlesex Water filed a request for an overall increase of approximately 16.5% or $8.9 million over current revenues in April 2007.  The request is designed to support its ongoing capital program and to cover costs of increases in operations, maintenance, labor and benefits, purchased power, taxes, corporate governance regulation and security.  Under the new interim rates, the average residential bill for a customer using 2,600 cubic feet (19,448 gallons) of water per quarter, would increase from $89.37 to $98.20, an increase of $8.83, or approximately 9.9%.
“We are pleased with this outcome, which was achieved through the cooperation of the various parties, well in advance of our initial estimated effective date.  Providing a safe, plentiful and reliable water supply to the nearly 400,000 people in our combined retail and wholesale customer base requires ongoing and prudent infrastructure investments,” said Dennis W. Doll, President and CEO. “Obtaining timely and adequate recovery of those costs enables us to continue delivering quality for our customers,” he added.
Middlesex Water Company, the largest entity in the Middlesex consolidated group of companies, presently serves retail customers in the Townships of Woodbridge, Edison, the Borough of South Plainfield, Carteret, Metuchen, the City of South Amboy, and the Township of Clark. The Company serves a significant population through wholesale contracts with the Boroughs of Highland Park and Sayreville, the Old Bridge Municipal Utilities Authority (MUA), the Marlboro Township MUA and the Township of East Brunswick.

About Middlesex Water Company
Middlesex Water Company, organized in 1897, is a water utility serving customers in central and southern New Jersey and in the State of Delaware. Headquartered in Iselin, NJ, Middlesex Water is subject to various Federal and State regulatory agencies concerning water quality standards.
For additional information regarding Middlesex Water Company, visit the Company’s web site at www.middlesexwater.com or call (732) 634-1500.
This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others,  our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost  containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

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Contact: Bernadette Sohler, Vice President – Corporate Affairs (732) 634-1500

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